Exhibit 99.1

SG Blocks Announces Full Exercise and Closing of Underwriters Over-Allotment in Public Offering

NEW YORK

SG Blocks, Inc. (NASDAQ:SGBX), a leading designer, fabricator and innovator of container-based structures, today announced the closing of the issuance of an additional 900,000 shares of common stock pursuant to the exercise in full of the underwriters' over-allotment option in connection with its public offering that closed on May 11, 2020. The additional shares were sold at the offering price of $2.50 per share, generating additional gross proceeds of $2.25 million to the Company and bringing the total gross proceeds from the offering to $17.25 million. The shares were sold pursuant to a registration statement on Form S-1 (No. 333-237682) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and subsequently declared effective on May 6, 2020.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Media
Rubenstein Public Relations
Christina Levin
Account Director (212) 805-3029 clevin@rubensteinpr.com

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Investor Relations
James Carbonara
Hayden IR (646) 755-7412 james@haydenir.com

Brett Maas
Hayden IR (646) 536-7331 brett@haydenir.com